Exhibit 99.1

Anebulo Pharmaceuticals Reports First Quarter Fiscal Year 2026

Financial Results and Recent Updates

AUSTIN, Texas (November 13, 2025) – Anebulo Pharmaceuticals, Inc. (Nasdaq: ANEB), a clinical-stage pharmaceutical company developing novel solutions for people suffering from acute cannabis-induced toxic effects (the “Company” or “Anebulo”), today announced financial results for the three months ended
September 30, 2025, and recent updates.

First Quarter Fiscal Year 2026 and Subsequent Highlights:

●

On September 25, 2025, Anebulo announced the first subjects dosed in a Phase 1 single ascending dose (“SAD”) study of an intravenous (IV) formulation of its lead drug candidate selonabant. Selonabant is under development for treatment of acute cannabis-induced toxicity in children. The study will investigate the safety, tolerability, and pharmacokinetics of selonabant administered intravenously in healthy adult subjects aged 18 to 30 years. The randomized, double-blind, placebo-controlled study design was cleared by the FDA and is being conducted at a single Phase 1 clinical study site.

●	Anebulo has been awarded the second-year tranche ($994,300) of an ongoing collaborative grant from the National Institute on Drug Abuse (NIDA) of the National Institutes of Health (NIH), under award number 5U01DA059995-02. The award provides support for the ongoing SAD study.

“We have made significant progress towards our goal of providing the first emergency antidote for acute cannabis-induced toxicity in children,” commented Richie Cunningham, Chief Executive Officer of Anebulo. “Anebulo previously evaluated selonabant as an oral treatment in a successful Phase 2 clinical trial, demonstrating potential for blocking and reversing the negative effects of acute cannabinoid intoxication (ACI) in healthy adults challenged with oral THC. The Company has since prioritized the advancement of a selonabant IV formulation as a potential treatment for pediatric patients with acute cannabis-induced toxicity, which it believes is a more serious condition that offers the potential for a faster timeline to approval relative to the adult oral product. Acute cannabis exposure in children can result in serious and potentially life-threatening consequences, including CNS depression, respiratory depression, coma, and in rare cases death. Cannabis toxic effects in children can be much more serious than in adults, and there is a much greater risk of hospitalization and admission to intensive care.”

Cunningham continued, “In addition to the continuing collaborative support from NIDA, our interactions with the Food and Drug Administration to date have confirmed our belief that there is a significant and growing unmet need for a treatment for children exposed to cannabis toxicity. FDA has suggested a close collaboration with Anebulo to facilitate the development of selonabant for this important pediatric condition. If approved, we believe selonabant has the potential to offer a much-needed targeted therapy for rapidly reversing the serious and life-threatening consequences of acute cannabis-induced toxicity in children.”

As previously disclosed, a Special Committee of independent directors has recommended, and the Board of Directors has approved, as part of a proposed going private transaction, that the Company effect a reverse stock split (the “Reverse Stock Split”) of the Company’s common stock, subject to obtaining the requisite approval of the Company’s stockholders at a special meeting of stockholders to be held for that purpose, the date of which meeting has not yet been determined. The Board continues to review all strategic alternatives available to the Company. While there is no deadline or definitive timetable set for completion of the strategic alternatives review process and the Board can determine to abandon the Reverse Stock Split and hold the special meeting at any time, the Board expects to make a further announcement regarding the strategic alternatives review process by the end of this year. Furthermore, our ability to hold the special meeting to approve the Reverse Stock Split has been impacted by the government shutdown, which has delayed our ability to resolve SEC comments to our proxy statement. There can be no assurance that this process will result in the Company pursuing a transaction or any other strategic outcome and the Board can determine to abandon the Reverse Stock Split and hold the special meeting at any time.

Financial Results for the three months ended September 30, 2025

●	Operating expenses in the first quarter of fiscal 2026 were $2.3 million compared with $2.4 million in the same period in fiscal 2025.

●	Net loss in the first quarter of fiscal 2026 was $2.2 million, or $(0.05) per share, compared with a net loss of $2.2 million, or $(0.08) per share, in the first quarter of fiscal 2025.

●	Cash and cash equivalents were $10.4 million as of September 30, 2025. The Company also has access to an additional $3.0 million in cash through a Loan Agreement.

About Selonabant

The Company’s lead product candidate is selonabant (ANEB-001), a potent, small molecule antagonist of the cannabinoid receptor type-1 (“CB1”), under development to address the unmet medical need for a specific antidote for acute cannabis-induced toxicity, including acute cannabinoid intoxication (“ACI”) in adults and cannabis poisoning in pediatric subjects. The Company anticipates that selonabant will rapidly reverse key symptoms of acute cannabis-induced toxicity. Selonabant has been successfully formulated for oral administration in clinical studies and as a potential intravenous treatment for clinical testing. In a Phase 2 proof-of-concept study in adult subjects challenged with oral delta-9-tetrahydrocannabinol (“THC”) (www.clinicaltrials.gov/ct2/show/NCT05282797), oral selonabant blocked or reversed key CNS effects of THC. Selonabant was well tolerated in this study and there were no serious adverse events. In the open-label extension of the study, THC challenge doses of 40 mg and 60 mg were well-tolerated when dosed in combination with oral selonabant, and all treatment-related adverse events were mild and transient. The prior Phase 1 and Phase 2 studies of oral selonabant have together enrolled a total of 250 subjects, of which 191 received selonabant. Selonabant is protected by three issued US patents and rights to six additional patent applications, two pending Patent Cooperation Treaty (PCT) applications and additional international patent applications, covering various methods of use of the compound, aspects of selonabant, and delivery systems. An observational study in patients presenting to Emergency Departments with cannabis toxicity is currently ongoing and is being amended to focus on pediatric patients. The study is intended to determine concentrations of cannabinoids and metabolites in plasma and gather information on signs and symptoms, treatment, and patient disposition, including hospital/ICU admission.

About Anebulo Pharmaceuticals, Inc.

Anebulo Pharmaceuticals, Inc. is a clinical-stage pharmaceutical company developing novel solutions for people suffering from cannabis-induced toxicity. Its lead product candidate, selonabant, has completed a Phase 2 clinical trial evaluating its utility in blocking and reversing the negative effects of acute cannabinoid intoxication in healthy adults challenged with oral THC. Rather than proceeding directly with Phase 3 studies of oral selonabant in adults with ACI, the Company is prioritizing the advancement of a selonabant IV formulation as a potential treatment for pediatric patients with acute cannabis-induced toxicity, which it believes offers the potential for a faster timeline to approval relative to the adult oral product. Anebulo has scaled up the intravenous formulation for initial clinical safety studies, and initiated a Phase 1 SAD study of IV selonabant in September 2025. Selonabant is a competitive antagonist at the human CB1 receptor. For further information about Anebulo, please visit www.anebulo.com.

Forward-Looking Statements

Statements contained in this press release that are not statements of historical fact are forward-looking statements as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, these forward-looking statements can be identified by words such as “anticipate,” “designed,” “expect,” “may,” “will,” “should” and other comparable terms. Forward-looking statements include statements regarding Anebulo’s intentions, beliefs, projections, outlook, analyses or current expectations regarding: selonabant providing a specific antidote for acute cannabis-induced toxicity, including acute cannabinoid intoxication in adults and cannabis poisoning in pediatric subjects; the belief that there is an unmet need for a treatment for children exposed to cannabis toxicity; selonabant rapidly reversing key symptoms of cannabis toxicity; the observational study determining concentrations of cannabinoids and metabolites in plasma and gathering information on signs and symptoms, and a selonabant IV formulation as a potential treatment for clinical testing , statements related to strategic alternatives including the Board making a further announcement regarding the strategic alternatives review process by the end of this year, and statements related to the proposed going private transaction, the related reverse stock split and the special meeting of stockholders to approve the reverse stock split. You are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to a number of risks, uncertainties and assumptions, including, but not limited to: Anebulo’s ability to pursue its regulatory strategy including its Phase 1 SAD study of intravenous selonabant in healthy adults aged 18 to 25 years which was initiated in the third quarter of calendar 2025; the ability of selonabant to be a potential treatment for pediatric patients with cannabis-induced poisoning; the ability of selonabant to rapidly reverse key symptoms of cannabis toxicity; the ability of a selonabant IV formulation as a potential treatment for pediatric patients with acute cannabis-induced toxicity, Anebulo’s ability to obtain regulatory approvals for commercialization of product candidates or to comply with ongoing regulatory requirements, Anebulo’s ability to obtain or maintain the capital or grants necessary to fund its research and development activities, its ability to complete clinical trials on time and achieve desired results and benefits as expected, regulatory limitations relating to the ability to promote or commercialize product candidates for specific indications, acceptance of product candidates in the marketplace and the successful development, marketing or sale of Anebulo’s products, Anebulo’s ability to maintain its license agreements, the continued maintenance and growth of its patent estate and Anebulo’s ability to retain its key employees and its ability to successfully complete a going private transaction. These risks should not be construed as exhaustive and should be read together with the other cautionary statements included in Anebulo’s Annual Report on Form 10-K for the year ended June 30, 2025, and its subsequent filings with the Securities and Exchange Commission. All forward-looking statements made in this press release speak only as of the date of this press release and are based on management’s assumptions and estimates as of such date. Except as required by law, Anebulo undertakes no obligation to update or revise forward-looking statements to reflect new information, future events, changed conditions or otherwise after the date of this press release.

CONTACTS:

Anebulo Pharmaceuticals, Inc.

(512) 598-0931

ir@anebulo.com

Condensed Balance Sheets

	September 30, 2025	June 30, 2025
Cash and cash equivalents	$10,354,773	$11,627,849
Total assets	10,701,039	12,145,616
Total liabilities	963,821	487,688
Total stockholders’ equity	9,737,218	11,657,928

Condensed Statements of Operations

	Three months ended September 30,
	2025	2024
Research and development	$809,991	$1,314,859
General and administrative	1,450,269	1,097,265
Total operating expenses	2,260,260	2,412,124
Loss from operations	(2,260,260)	(2,412,124)
Other (income) expenses:
Interest expense	17,439	59,697
Interest income	(109,616)	(26,006)
Grant income	(9,825)	(245,362)
Other	96	283
Total other income, net	(101,906)	(211,388)
Net loss	$(2,158,354)	$(2,200,736)
Weighted average common shares outstanding, basic and diluted	41,084,731	25,933,217
Net loss per share, basic and diluted	$(0.05)	$(0.08)